EXHIBIT 99.1

Intelligent Systems Announces Second Quarter 2015 Results

NORCROSS, Ga., Aug. 14, 2015 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) announced today its financial results for the three and six month periods ended June 30, 2015.

For the year-to-date period ended June 30, 2015, the company recorded net income attributable to Intelligent Systems Corporation of $17,504,000 ($1.97 per basic share and $1.95 per diluted share), compared to a net loss attributable to Intelligent Systems of $452,000 ($0.05 per basic and diluted share) in the six month period in 2014. The dramatic change between periods reflects the gain on sale of the company's former ChemFree subsidiary on March 31, 2015.

For the three month period ended June 30, 2015, the company recorded net loss attributable to Intelligent Systems of $793,000 ($0.09 per basic and diluted share) compared to net income attributable to Intelligent Systems of $132,000 ($0.02 per basic and diluted share) in the second quarter of 2014. Despite a 25 percent increase in revenue in the second quarter of 2015 as compared to the same quarter last year, the company recorded a loss in the second quarter of 2015 in large part due to higher G&A expenses. In 2014, a significant component of corporate G&A expenses was charged to our former ChemFree subsidiary for services provided by the corporate office. Following the sale of ChemFree in March 2015, corporate activities and resources (and the associated expense) have been re-focused on our continuing operations, primarily the CoreCard business and strategic initiatives, resulting in higher G&A expenses for continuing operations in 2015.

As previously announced, the company sold its ChemFree subsidiary on March 31, 2015 for a purchase price of $21,600,000 in an all cash transaction. In accordance with accounting standards, the ChemFree operations have been retroactively classified as discontinued operations for the second quarter and year-to-date periods in 2015 and 2014 and the assets and liabilities associated with the ChemFree business are presented on the balance sheet as single line items titled assets and liabilities from discontinued operations. The company's cash balance at June 30, 2015 was $18,448,000, not including an aggregate of $3,080,000 in restricted cash shown on the balance sheet that is related to certain escrow conditions of the ChemFree sale. Total stockholders' equity was $22,994,000 at June 30, 2015 compared to $6,578,000 at December 31, 2014.

During the second quarter of 2015, the company completed a modified "Dutch" auction tender offer, repurchasing 230,729 shares of its common stock for an aggregate purchase price of $692,187.

"The second quarter was different for the company in several respects," stated J. Leland Strange, CEO and President. "First, the fact that the company offered to buy back shares at $3.00 per share in a tender offer and only a small number of shareholders tendered shares at that price indicates to me that most shareholders believe the company is worth more. We concur with that assessment but only time will tell. Clearly, shareholders' equity at the end of 2014 was not representative of the actual value since 90 days after the ChemFree transaction, shareholders' equity was almost $23 million.

"Second, the company now is primarily what is called a 'FinTech' company in that all of our revenue now comes from the CoreCard subsidiary. CoreCard continues to slowly and methodically expand its footprint in the transaction processing arena. While results will not be apparent quickly, we are confident that CoreCard has some unique capabilities in both its processing and licensed software."

The company will file its Form 10-Q for the period ended June 30, 2015 with the Securities and Exchange Commission today, August 14, 2015. For additional information about reported results, investors will be able to access the Form 10-Q on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown technology companies. The company's principal continuing operations include CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard also offers prepaid and credit card processing services using its proprietary software solutions. Further information is available on the company's website at http://www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Products	$ 139	$ 154	$ 275	$ 267
Services	1,069	815	2,002	1,808
Total revenue	1,208	969	2,277	2,075
Cost of revenue
Products	52	73	112	131
Services	626	453	1,170	890
Total cost of revenue	678	526	1,282	1,021
Expenses
Marketing	52	75	123	155
General and administrative	725	202	1,093	533
Research and development	718	836	1,412	1,622
Loss from operations	(965)	(670)	(1,633)	(1,256)
Other income	27	127	29	133
Loss from continuing operations before income taxes	(938)	(543)	(1,604)	(1,123)
Income taxes	--	--	3	--
Loss from continuing operations	(938)	(543)	(1,607)	(1,123)
Gain (loss) on sale of discontinued operations, net of taxes	(20)	--	18,726 a.	--
Income (loss) from discontinued operations, net of taxes	--	421	(3)	240
Net income (loss)	(958)	(122)	17,116	(883)
Net loss attributable to noncontrolling interest	165	254	388	431
Net income (loss) attributable to Intelligent Systems Corporation	$ (793)	$ 132	$ 17,504	$ (452)
Earnings (loss) per share attributable to Intelligent Systems Corporation:
Basic
Continuing operations	$ (0.09)	$ (0.03)	$ (0.14)	$ (0.08)
Discontinued operations	--	0.05	2.11	0.03
Earnings (loss) per share	$ (0.09)	$ 0.02	$ 1.97	$ (0.05)
Diluted
Continuing operations	$ (0.09)	$ (0.03)	$ (0.14)	$ (0.08)
Discontinued operations	--	0.05	2.09	0.03
Earnings (loss) per share	$ (0.09)	$ 0.02	$ 1.95	$ (0.05)
Basic weighted average common shares outstanding	8,806,875	8,958,028	8,882,452	8,958,028
Diluted weighted average common shares outstanding	8,806,875	9,029,273	8,977,839	8,958,028
Net income (loss) attributable to Intelligent Systems Corporation:
Loss from continuing operations	$ (773)	$ (289)	$ (1,219)	$ (692)
Income (loss) from discontinued operations	(20)	421	18,723	240
Net income (loss) attributable to Intelligent Systems Corporation	$ (793)	$ 132	$ 17,504	$ (452)

a. Gain on sale of ChemFree subsidiary effective March 31, 2015.

Intelligent Systems Corporation CONSOLIDATED BALANCE SHEETS (in thousands)

As of	June 30, 2015	December 31, 2014
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$ 18,448	$ 2,624
Marketable securities	445	463
Accounts receivable, net	542	501
Other current assets	233	338
Restricted cash, current portion	880	--
Assets from discontinued operations	--	3,012
Total current assets	20,548	6,938
Investments	1,665	1,605
Property and equipment, at cost less accumulated depreciation	712	581
Restricted cash, noncurrent portion	2,200	--
Other long-term assets	66	81
Total assets	$ 25,191	$ 9,205
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 70	$ 90
Deferred revenue, current portion	899	610
Accrued payroll	595	582
Accrued expenses	28	24
Other current liabilities	237	274
Liabilities from discontinued operations	181	838
Total current liabilities	2,010	2,418
Deferred revenue, net of current portion	187	191
Other long-term liabilities	--	18
Total Intelligent Systems Corporation stockholders' equity	25,571	8,767
Noncontrolling interest	(2,577)	(2,189)
Total stockholders' equity	22,994	6,578
Total liabilities and stockholders' equity	$ 25,191	$ 9,205
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com